Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-234143, 333-238689 and 333-273622) of DIRTT Environmental Solutions Ltd. of our report dated February 21, 2024 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta, Canada
February 21, 2024